FORM OF OPINION AND CONSENT OF COUNSEL
           SUPPORTING TAX MATTERS AND CONSEQUENCES TO SHAREHOLDERS


                                                [_________, 2004]


Board of Directors
UMB Scout Worldwide Fund, Inc., a Maryland Corporation
1010 Grand Boulevard
Kansas City, MO 64106


            PLAN OF REORGANIZATION (THE "PLAN"), DATED THE __TH DAY OF ________, 2004 MADE BY UMB SCOUT WORLDWIDE FUND, INC. (THE "CORPORATION"), ON BEHALF OF ITS SERIES, THE UMB SCOUT WORLDWIDE FUND (THE "ACQUIRING FUND") AND THE UMB SCOUT WORLDWIDE SELECT
            FUND (THE "ACQUIRED FUND")
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Ladies and Gentlemen:

            You have requested our opinion as to certain federal income tax consequences of the reorganization of the Acquired Fund, which consists of: (i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill of the Acquired Fund in exchange solely for (a) full and fractional shares of common stock, $1.00 par value, of the Acquiring Fund ("Acquiring Fund Shares") and (b) the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; (ii) the distribution of Acquiring Fund Shares to the shareholders of the Acquired Fund according to their respective interests and (iii) the dissolution of the Acquired Fund as soon as practicable after the closing (as referenced in Section 3 of the Plan), all upon and subject to the terms and conditions of the Plan.

            In rendering our opinion, we have reviewed and relied upon: (a) the Plan, dated as of ____________, 2004 made by the Corporation on behalf of the Acquiring Fund and the Acquired Fund; (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the Special Meeting of Shareholders of the Acquired Fund held on ____________, 2004; (c) certain representations concerning the Reorganization made to us by the Corporation, acting on behalf of the Acquiring Fund and the Acquired Fund in a letter dated ____________, 2004 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All terms used herein, unless otherwise defined, are used as defined in the Plan.

            For purposes of this opinion, we have assumed that the Acquired Fund, on the Closing Date of the Reorganization, satisfies, and following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of

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Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

            Based on the foregoing, and provided that the Reorganization is carried out in accordance with the applicable laws of the state of Maryland, the terms of the Plan, and statements in the Representation Letter, it is our opinion that:

            (1) The acquisition by the Acquiring Fund of substantially all of the assets and the assumption of the liabilities of the Acquired Fund in exchange solely for the Acquiring Fund shares to be issued pursuant to Section 1 of the Plan, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

            (2) No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to and the assumption of the liabilities by the Acquiring Fund in exchange solely for the voting shares of the Acquiring Fund (to be issued in accordance with Section 1 of the Plan) under
Section 361(a) and Section 357(a) of the Code;

            (3) No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets and the assumption of the liabilities of the Acquired Fund in exchange solely for the voting shares of the Acquiring Fund (to be issued in accordance with Section 1 of the Plan) under
Section 1032(a) of the Code;

            (4) No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to the Acquired Fund shareholders in accordance with Section 1 of the Plan in liquidation of the Acquired Fund under
Section 361(c)(1) of the Code.

            (5) The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets to the Acquired Fund immediately prior to the exchange under Section 362(b) of the Code;

            (6) The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund under Section 1223(2) of the Code;

            (7) No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their shares in the Acquired Fund for the voting shares (including fractional shares to which they may be entitled) of the Acquiring Fund (to be issued in accordance with Section 1 of the Plan) under
Section 354(a) of the Code;

            (8) The basis of the Acquiring Fund Shares received by the Acquired Fund shareholders in accordance with Section 1 of the Plan (including fractional shares to which they may be entitled) will be the same as the basis of the Acquired Fund Shares exchanged therefor under Section 358(a)(1) of the Code;

            (9) The holding period of the Acquiring Fund Shares received by the Acquired Fund's shareholders in accordance with Section 1 of the Plan (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefore, provided that the Acquired Fund Shares were held as a capital asset on the date of the Reorganization under Section 1223(l) of the Code; and

            (10) The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the "Treasury Regulations")) the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Treasury Regulations.

            Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service (the "Service") as set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

            Our opinion is conditioned upon the performance by the Acquiring Fund and the Acquired Fund of their undertakings in the Plan and the Representation Letter.

            Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Corporation on Form N-14, and any amendments thereto, covering the registration of the shares of the Corporation under the Securities Act of 1933, as amended, to be issued in the Reorganization.

            This opinion is being rendered to the Acquiring Fund and the Acquired Fund, and may be relied upon only by such Funds and the shareholders of each.

                        Very truly yours,

                        STRADLEY, RONON, STEVENS & YOUNG, LLP


                        By:         Draft
                           ---------------------------------------
                              [                      ], a Partner